Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF ASSOCIATION OF

TRINSEO S.A.

I. name – registered office – object – duration

1            Name

The name of the company is “Trinseo S.A.” (the Company). The Company is a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended from time to time (the Company Law), and these articles of association (the Articles).

2            Registered office

2.1         The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the board of directors of the Company (the Board), and the Board may amend the Articles to reflect this change.

2.2         Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office or the communication between that office and persons abroad, the registered office may be temporarily transferred abroad until such developments or events have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

3            Corporate object

3.1         The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management, development and sale of those participations. The Company may in particular acquire and sell, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2         The Company may borrow in any form. The Company may issue notes, bonds and any kind of debt and equity securities. It may issue convertible funding instruments and warrants. The Company may lend funds, including, without limitation, the proceeds of any borrowings to its subsidiaries and affiliated companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, subsidiary or affiliate, and, generally, for its own benefit and that of any other company or person. The Company may issue warrants or any other instrument which allows the holder of such instrument to subscribe for shares in the Company. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.3         The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4         The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object (including without limitation the performance of any kind of services to its subsidiaries).

4            Duration

4.1         The Company is formed for an unlimited period.

4.2         The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one (1) or more shareholders of the Company (each a Shareholder, and, together, the Shareholders).

II. capital - shares

5            Issued share capital

5.1         The issued share capital is set at four hundred eighty-seven thousand seven hundred seventy-nine United States Dollars and thirty-four United States Dollar cents (USD 487,779.34), represented by forty-eight million seven hundred seventy seven thousand nine hundred thirty four (48,777,934) ordinary shares with nominal value of one United States Dollar cent (USD 0.01) each, all subscribed and fully paid-up (the Shares).

5.2         The authorised share capital is set at five hundred million United States Dollars (USD 500,000,000) represented by fifty billion (50,000,000,000) shares.

5.3         The issued share capital and the authorised share capital may be increased or decreased once or several times by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of these Articles.

5.4         Subject to the provisions of the Company Law and these Articles, each Shareholder has a preferential subscription right in the event of the issuance of new Shares by the Company in return for contributions in cash. Such preferential subscription right shall be proportional to the fraction of the capital represented by the Shares held by each Shareholder immediately prior to such issuance.

5.5         The Board is authorised, for a period of five (5) years from the date of publication of these Articles, and without prejudice to any renewals, to:

(a)     increase the issued share capital, in whole or in part and on one (1) or more occasions, up to the authorised share capital by the issuance of Shares up to the limits for each class, with the rights as set out in these Articles, against payment in cash or in kind or against a contribution of share premium, account 115, distributable reserves or retained earnings;

(b)     determine the place and date of the issue (or any successive issue) and the terms and conditions of the subscription for the Shares;

(c)     determine the allocation of the subscription price for the Shares to the share capital, share premium and/or any other reserve account of the Company;

(d)     limit and/or withdraw the preferential subscription rights of existing Shareholders in case of an issuance of Shares, as the case may be; and

(e)     record each such share capital increase by way of a notarial deed and amend the register of Shares to reflect the amendment accordingly.

5.6         The Shareholders’ preferential subscription rights to any Shares may also be limited or cancelled by a resolution of the General Meeting adopted with the same majority and quorum as set out in Section 9.4.3 of these Articles.

5.7         Whenever the General Meeting or Board has effected a share capital increase pursuant to the foregoing provisions, Section 5.1 of these Articles shall be amended so as to reflect the increase.

5.8         The Board is authorised to carry out (i) a free allocation of new Shares (within the limits of the Company’s authorised share capital as detailed at Articles 5.2 and 5.5 above) and (ii) to allocate existing Shares for no consideration, in each case to those persons to whom such free allocation or issuance is permitted in the Company Law.  The Board is further authorised to set the terms and conditions of such allocation or issuance.

6            Shares

6.1         Each Share is indivisible. In case of the holding of a Share by more than one person, the Company has the right to suspend the exercise of all rights attaching to such jointly held Share (except the information rights provided by Article 73 of the Company Law) until a sole person has been designated as the holder of such Share of the Company.

6.2         All Shares shall be identical in all respects and shall share rateably in the payment of dividends and in any distribution of assets which are allocated to such Shares in accordance with the payment allocation set out in Section 12 of these Articles.

6.3         A register of shares (the Register) shall be kept at the registered office and may be examined by any Shareholder during normal business hours subject to reasonable notice and the provisions of Article 39 of the Company Law.

6.4         Subject to Section 6.5, the Company shall consider the person in whose name Shares are recorded in the Register to be the owner of those Shares.

6.5         Where Shares are recorded in the Register on behalf of one (1) or more persons (each a Beneficiary) in the name of a securities settlement system or the operator of such a system or in the name of a professional depositary of securities or any other depositary or of a sub-depositary designated by one (1) or more of such depositaries (each such systems, professionals or other depositaries or sub-depositories, a Depositary), the Company shall:

(a)     permit the Beneficiary to exercise the rights attaching to those Shares, including admission to and voting at General Meetings; and

(b)     consider the Beneficiary to be the owner of such Shares and the relevant Depositary may only exercise the voting rights attaching to such Shares if it and the Company (or its agent) has not received instructions from the Beneficiary of the Shares, subject to the Company or its agent having received from the Depositary with whom those Shares are kept in account a confirmation of the identity of the Beneficiary and the Shares held on their behalf. The Board shall determine the requirements with regard to the form and content of such confirmation to be provided by the Depositary.

6.6         Notwithstanding the provisions of Section 6.5, the Company shall make payments by way of dividends or otherwise to the Depositary recorded in the Register, or in accordance with the Depositary’s instructions. Any such payment(s) shall release the Company from any and all obligations in respect of such payment(s).

6.7         A share transfer shall be carried out by the entry in the Register of a declaration of transfer, duly signed and dated by either:

(c)     both the transferor and the transferee or their authorised representatives; or

(d)     any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Section 1690 of the Luxembourg Civil Code, it being understood that when the Shares are recorded in the Register on behalf of Beneficiaries in the name of a Depository in accordance with Section 6.5 of these Articles, the transfer between Beneficiaries shall be made in accordance with the rules and regulations of the relevant Depository. Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may also be accepted by the Company as evidence of a share transfer.

6.8         The Company may repurchase its Shares within the limits set out in the Company Law and these Articles.

III. MANAGEMENT – REPRESENTATION

7            Board of directors

7.1         Composition of the board of directors

7.1.1      The Company shall be managed by the Board, which shall consist of a minimum of three (3) directors and a maximum of twelve (12) directors, (each a Director and together, the Directors).

7.1.2      The Directors need not be Shareholders.

7.1.3      The General Meeting shall appoint Directors and determine their number, remuneration and term of office. Directors cannot be appointed for a term of office exceeding three (3) years. Directors are eligible for re-appointment at the expiry of their term of office. There shall be staggered terms of office for Directors so that one third (1/3) of the Directors shall be up for election each year or, if the total number of Directors does not evenly divide by thirds, the Directors shall be divided as close to thirds as possible. The system for staggered terms of office shall be implemented for the first time by appointing Director(s) for an initial term of one (1) year, Director(s) for an initial term of two (2) years and Director(s) for an initial term of three (3) years. Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

7.1.4      No legal entity shall be appointed as Director.

7.1.5      If the office of a Director becomes vacant, the other Directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new Director is appointed by the next General Meeting.

7.2         Powers of the board of directors

7.2.1      All powers not expressly reserved to the Shareholders by the Company Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

7.2.2      The Board may delegate special or limited powers to one (1) or more agents for specific matters. The Board may also establish, and delegate specific powers to, one (1) or more committees.

7.2.3      The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one (1) or more Directors, officers, managers or other agents, whether Shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one (1) or more Directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those Director(s) in connection with such delegation during the relevant financial year.

7.3         Procedure

7.3.1      The Board shall appoint from among its members  a chairman (the Chairman) and may choose to appoint choose a secretary (the Secretary). The Secretary need not be a Director and will be responsible for keeping the minutes of the meetings of the Board and of General Meetings. The Chairman will remain Chairman of the Board after the term of his mandate as Director if his mandate as Director is renewed by the General Meeting.

7.3.2      The Board shall meet at the request of the Chairman, or any two (2) Directors jointly, at the date, time and place indicated in the notice, which shall, in principle, be in the Grand Duchy of Luxembourg.

7.3.3      Written notice of any Board meeting shall be given to all Directors at least twenty-four (24) hours in advance of the date set for such meeting, except in the case of an emergency, in which case the nature of such circumstances shall be set out in the notice.

7.3.4      No written notice is required if all Directors are present or represented at the meeting and if they state to have been duly informed and to have full knowledge of the agenda of the meeting. If all Directors consent in writing to waive notice either before or after the meeting, written notice of a meeting shall not be required. Separate written notices shall not be required for meetings which are held at times and places indicated in a schedule previously adopted by a resolution of the Board.

7.3.5      A Director may grant to another Director a power of attorney in order to be represented at any Board meeting.

7.3.6      The Board may only validly deliberate and act if a majority of its members and the Chairman are present or represented. If this quorum is not reached, a second Board meeting shall be convened with the same agenda and such reconvened Board meeting may validly deliberate and act if a majority of its members are present or represented. Board resolutions shall be validly adopted by a majority of the votes of the Directors present or represented. The Chairman shall have a casting vote in the event of a tied vote. In circumstances in which the Chairman is conflicted or absent, a new chairman must be appointed for that specific meeting and shall have a casting vote in the event of a tied vote.

7.3.7      Board resolutions shall be recorded in minutes signed by the Chairman, by all Directors present or represented at the meeting, or by the Secretary (if any).

7.3.8      Any Director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting.

7.3.9      Circular resolutions signed by all Directors shall be valid and binding as if passed at a duly convened and held Board meeting, and shall bear the date of the last signature.

7.3.10    A Director who has a personal interest in a transaction which conflicts with the interests of the Company shall advise the Board accordingly and have the statement recorded in the minutes of the meeting at which such matter is discussed. The Director concerned shall not take part in the deliberations or vote concerning that matter. A special report on the relevant matter shall be submitted to the next General Meeting, before any other matter is put to the vote at that meeting. These provisions do not apply where the decision of the Board relates to transactions entered into under fair market conditions in the ordinary course of business.

7.4         Representation

The Company shall be bound towards third parties in all matters by:

(a)     the joint signature of any two (2) Directors;

(b)     the individual signature of the member(s) of a management committee, if such committee has been formed by the Board;

(c)     the signature of a management director, if one has been appointed by the Board;

(d)     the joint or single signature of any person(s) to whom the Board has delegated such authority vis-à-vis third parties; and

(e)     the individual signature of any other person to whom the Board has delegated the daily management of the Company in accordance with the Articles, and then only within the scope such person’s daily management responsibilities.

8            Liability and indemnification of the Directors

8.1         To the broadest extent permitted by Luxembourg law, the Directors may not be held personally liable by reason of their office for any commitment or other act or omission they have validly made in the Company’s name, provided those commitments, acts or omissions comply with the Articles and the Company Law.

8.2         Subject to Section 8.3 of these Articles, the Company may, to the broadest extent permitted by Luxembourg law, indemnify any Director, as well as any former Director for any costs, fees and expenses, damages, judgments, or other amounts reasonably incurred by him or her in the defence or resolution (including a settlement) of any legal actions or proceedings, whether they be civil, criminal or administrative, to which he may be made a party by virtue of his former or current role as Director of the Company.

8.3         A former or current Director or member of the management board will not be indemnified in case of fraud.

8.4         The indemnification right set out in Section 8.2 of these Articles shall:

(a)     not be forfeited in the case of a settlement of any legal actions or proceedings, whether they be civil, criminal or administrative; and

(b)     inure to the benefit of the heirs and successors of the former or current member of the board of Directors without prejudice to any other indemnification rights that he may otherwise claim.

8.5         Subject to any procedures that may be implemented by the Board in the future, the expenses for the preparation and defence in any legal action or proceeding covered by this Section 8 shall be advanced by the Company, provided that the concerned former or current Director delivers an unsecured written commitment that all sums paid in advance will be reimbursed to the Company if it is ultimately determined that he is not entitled to indemnification under this Section 8.

IV. GENERAL MEETING OF SHAREHOLDERS

9            General Meeting of Shareholders

For the purpose of this Section 9, the term “Shareholder” shall (i) include any Beneficiary with voting rights and (ii) exclude any Depositary without voting rights, in accordance with Section 6.5 above.

9.1         General

Resolutions of the Shareholders are adopted at an annual General Meeting (an Annual General Meeting) or an extraordinary General Meeting (an Extraordinary General Meeting).

9.2         Convening formalities

9.2.1      The Board, the Chairman and the Authorised Statutory Auditor (as defined in Section 11) may convene a General Meeting.

A General Meeting must be called upon written request of one (1) or more Shareholders representing at least ten percent (10%) of the Shares. The Shareholders shall indicate the agenda in their written request. The General Meeting shall be convened within one (1) month of such request.

One or more Shareholders representing at least ten percent (10%) of the Shares may (i) request the addition of one (1) or several items on the agenda of any General Meeting and (ii) draft resolutions for items in this respect. Such request including draft resolutions must:

(a)     be in writing and sent to the Company by post or electronic means to the address provided in the Convening Notice (as defined below) and be accompanied by a justification or draft resolution to be adopted in the General Meeting;

(b)     include the postal or electronic address at which the Company may acknowledge receipt of the requests; and

(c)     be received by the Company at least twenty-two (22) days  before the date of the relevant General Meeting.

The Company shall acknowledge receipt of requests referred to above within forty-eight (48) hours from receipt. The Company shall prepare a revised agenda including such additional items on or before the fifteenth (15th) day before the date of the relevant General Meeting.

9.2.2      Convening notices for every General Meeting (each a Convening Notice) shall be published at least thirty (30) days before the date of the General Meeting:

(a)     in the Official Gazette (Mémorial) and in a Luxembourg newspaper; and

(b)     in such media which may reasonably be expected to be relied upon for the effective dissemination of information to the public.

9.2.3      If the required quorum (if any) is not met on the date of the first convened General Meeting another meeting may be convened by publishing the Convening Notice in the Official Gazette and a Luxembourg newspaper seventeen (17) days prior to the date of the reconvened meeting provided that (a) the first General Meeting was properly convened; and (b) no new item has been added to the agenda.

9.2.4      The Convening Notice shall contain at least the following information:

(a)     a precise indication of the date and location of the General Meeting and its proposed agenda; and

(b)     a clear and precise description of the procedures that Shareholders must follow in order to participate in and to cast their vote in the General Meeting, including information on:

(i)      the procedure for voting by proxy, notably the forms to be used to vote by proxy and the means by which the Company is prepared to accept electronic notification of appointment of proxy holders; and

(ii)    where applicable, the Record Date with an explanation of the manner in which Shareholders must register and a statement that only persons who are Shareholders at the Record Date shall have the right to participate and vote in the General Meeting.

9.2.5      For a continuous period from the date of publication of the Convening Notice of the General Meeting and including the date of the General Meeting, the Company must make available to its Shareholders on its website the following information:

(a)     the Convening Notice;

(b)     the total number of Shares and the voting rights as at the date of the Convening Notice including separate totals for each class of Shares when the Company's issued capital is divided into two or more classes of shares;

(c)     the documents to be submitted to the General Meeting;

(d)     the draft resolutions of the General Meeting or where no such resolutions are proposed to be adopted, a comment from a Director for each item on the proposed agenda of the General Meeting. Any draft resolution(s) submitted by Shareholder(s) shall be added to the website as soon as possible after the Company has received them; and

(e)    where applicable, the forms to be used to vote by proxy and to vote by correspondence, unless such forms are sent directly to each Shareholder.

Where the forms referred to in item (e) above cannot be made available on the website for technical reasons, the Company shall indicate on its website how the forms can be obtained on paper. In this case the Company shall be required to send the forms by post and free of charge to every Shareholder who so requests.

9.2.6      The Convening Notice is sent to registered Shareholders, the Directors and the Authorised Statutory Auditors (as defined in Section 11) (the Addressees) within the thirty (30) day or seventeen (17) day period, as applicable, referred to in Section 9.2.2 and Section 9.2.3 above. This communication shall be by letter to the Addressees, unless the Addressees (or any one (1) of them) have/has expressly and in writing agreed to receive communication by other means, in which case such Addressee(s) may receive the convening notice by such other means of communication.

9.3         Advance notice of Board nominations and proposals for other business

9.3.1      Nominations of persons for election to the Board and proposals for other business to be transacted at an Annual General Meeting may be made (i) by or at the direction of the Board or (ii) by any Shareholder who (A) was a Shareholder at the time of the giving of the notice contemplated in Section 9.3.2 below, (B) is entitled to vote at such meeting and (C) has complied with the notice procedures set forth in this Section 9.3.

Subject to Section 9.2.1 and except as otherwise required by law or these Articles, this Section 9.3 shall be the exclusive means for a Shareholder to make nominations or propose other business (other than nominations and proposals properly brought pursuant to applicable provisions of US federal law, including the United States Securities Exchange Act of 1934 (as amended from time to time, the Securities Exchange Act) and the rules and regulations of the Securities and Exchange Commission thereunder) before an Annual General Meeting.

9.3.2      Except as otherwise required by law, for nominations or proposals to be properly brought before an Annual General Meeting by a Shareholder pursuant to this Section 9.3, (i) the Shareholder must have given timely notice thereof in writing to the Company with the information contemplated by Section 9.3.3, including, where applicable, delivery to the Company of timely and completed questionnaires as contemplated by Section 9.3.3. The notice requirements of this Section 9.3 shall be deemed satisfied by a Shareholder with respect to business other than a nomination if the Shareholder has notified the Company of his, her or its intention to present a proposal at an Annual General Meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such Shareholder’s proposal has been included in a proxy statement prepared by the Company to solicit proxies for such Annual General Meeting.

9.3.3      To be timely for purposes of Section 9.3.2, a Shareholder’s notice must be delivered to the Company at the registered office address of the Company on a date not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the hundred twentieth (120th) day prior to the date of the Annual General Meeting referred to in Section 10.4. In no event shall any adjournment or postponement of an Annual General Meeting or the announcement thereof commence a new time period for the delivery of such notice.

9.3.4      Such notice from a Shareholder must state: (i) as to each nominee that the Shareholder proposes for election or re-election as a Director, (A) all information relating to such nominee that would be required to be disclosed in solicitations of proxies for the election of such nominee as a Director pursuant to Regulation 14A under the Securities Exchange Act and such nominee’s written consent to serve as a Director if elected, and (B) a description of all direct and indirect compensation and other material monetary arrangements, agreements or understandings during the past three (3) years, and any other material relationship, if any, between or concerning such Shareholder, any Shareholder Associated Person or any of their respective affiliates or associates, on the one hand, and the proposed nominee or any of his or her affiliates or associates, on the other hand; (ii) as to each proposal that the Shareholder seeks to bring before the Annual General Meeting, a brief description of such proposal, the reasons for making the proposal at the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Articles, the language of the proposed amendment) and any material interest that the Shareholder has in the proposal; and (iii) (A) the name and address of the Shareholder giving the notice and the Shareholder Associated Person(s), if any, on whose behalf the nomination or proposal is made, (B) the number of Shares that are, directly or indirectly, owned beneficially or of record by the Shareholder or any Shareholder Associated Person, (C) any option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Shares or with a value derived in whole or in part from the value of any Shares, whether or not such instrument or right shall be subject to settlement in the underlying Shares or otherwise (each, a Derivative Instrument) directly or indirectly owned beneficially or of record by such Shareholder or Shareholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of Shares of the Shareholder or Shareholder Associated Person, (D) any proxy, contract, arrangement, understanding or relationship pursuant to which such Shareholder or Shareholder Associated Person has a right to vote any Shares, (E) any proportionate interest in Shares or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such Shareholder or Shareholder Associated Person is a general partner or beneficially owns, directly or indirectly, an interest in a general partner, (F) any performance-related fees (other than an asset-based fee) that such Shareholder or Shareholder Associated Person is entitled to based on any increase or decrease in the value of the Shares or Derivative Instruments, (G) any other information relating to such Shareholder or Shareholder Associated Person, if any, required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in an election contest pursuant to and in accordance with Section 14(a) of the Securities Exchange Act and the rules and regulations of the Securities and Exchange Commission thereunder, (H) a representation that the Shareholder is entitled to vote at such Annual General Meeting and intends to appear in person or by proxy to propose such business or nomination, (I) a certification as to whether or not the Shareholder and all Shareholder Associated Persons, have complied with all applicable legal requirements in connection with the Shareholder’s and each Shareholder Associated Person’s acquisition of Shares or other securities of the Company and the Shareholder’s and each Shareholder Associated Person’s acts or omissions as a Shareholder or beneficial owner of securities of the Company, and (J) whether either the Shareholder intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s Shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of Shareholders reasonably believed by such Shareholder to be sufficient to elect such nominee or nominees or otherwise to solicit proxies or votes from Shareholders in support of such proposal or nomination.

For purposes of this Section 9.3, a “Shareholder Associated Person” of any Shareholder means: (i) any “affiliate” or “associate” (as those terms are defined in Rule 12b-2 under the Securities Exchange Act) of such Shareholder; (ii) any Beneficiary or other beneficial owner of any Share or other securities owned of record or beneficially by such Shareholder; (iii) any person directly or indirectly controlling, controlled by or under common control with any such Shareholder Associated Person referred to in Section (i) or (ii) above; and (iv) any person acting in concert in respect of any matter involving the Company or its Shares with either such Shareholder or any Beneficiary or other beneficial owner of any Share or other securities of the Company owned of record or beneficially owned by such Shareholder.

In addition, in order for a nomination to be properly brought before an Annual General Meeting by a Shareholder pursuant to Section (iii) of Section 9.3.1, any nominee proposed by a Shareholder shall complete a questionnaire, in a form provided by the Company, and deliver a signed copy of such completed questionnaire to the Company within ten (10) days of the date that the Company makes available to the Shareholder seeking to make such nomination or such nominee the form of such questionnaire. The Company may require any proposed nominee to furnish such other information as may be reasonably requested by the Company to determine the eligibility of the proposed nominee to serve as an independent Director of the Company or that could be material to a reasonable Shareholder’s understanding of the independence, or lack thereof, of the nominee. The information required to be included in a notice pursuant to this Section 9.3.3 shall be provided as of the date of such notice and shall be supplemented by the Shareholder not later than ten (10) days after the Record Date for the determination of Shareholders entitled to notice of the meeting to disclose any changes to such information as of the Record Date. The information required to be included in a notice pursuant to this Section 9.3.3 shall not include any ordinary course business activities of any Depositary or any other broker, dealer, commercial bank, trust company or other nominee who is directed to prepare and submit the notice required by this Section 9.3.3 on behalf of a Beneficiary or other beneficial owner of the Shares held by such broker, dealer, commercial bank, trust company or other nominee and who is not otherwise affiliated or associated with such Beneficiary or other beneficial owner.

9.3.5      Subject to these Articles and applicable law, only persons nominated in accordance with procedures stated in this Section 9.3 shall be eligible for election as and to serve as Directors and the only business that shall be conducted at an Annual General Meeting is the business that has been brought before the meeting in accordance with the procedures set forth in this Section 9.3. The chairman of the Annual General Meeting shall have the power and the duty to determine whether a nomination or any proposal has been made according to the procedures stated in this Section 9.3 and, if any nomination or proposal does not comply with this Section 9.3, unless otherwise required by law, the nomination or proposal shall be disregarded.

9.3.6      Only such business shall be conducted at an Extraordinary General Meeting as shall have been brought before such meeting pursuant to the Convening Notice. Nominations of persons for election to the Board may be made at an Extraordinary General Meeting at which Directors are to be elected pursuant to the Convening Notice (1) by or at the direction of the Board or

(2) provided that the Board has determined that Directors shall be elected at such meeting, by any Shareholder who is a Shareholder at the time the notice provided for in this Section 9.3 is delivered to the Company, who is entitled to vote at such meeting upon such election and who complies with the notice procedures set forth in this Section 9.3.

In the event the Company calls an Extraordinary General Meeting for the purpose of electing one (1) or more Directors, any such Shareholder entitled to vote in such election of Directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Convening Notice, if the Shareholder’s notice required by Section 9.3.2 shall be delivered to the Company at the registered office of the Company not later than the close of business on the later of the ninetieth (90th) day prior to such Extraordinary General Meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the Extraordinary General Meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of an Extraordinary General Meeting commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

9.3.7      For purposes of this Section 9.3, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable news service or in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act.

9.3.8      Notwithstanding the foregoing provisions of this Section 9.3, a Shareholder shall also comply with applicable requirements of the Securities Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 9.3. Nothing in this Section 9.3 shall affect any rights, if any, of Shareholders to request inclusion of nominations or proposals in the Company’s proxy statement pursuant to applicable provisions of federal law, including the Securities Exchange Act.

9.3.9      Notwithstanding the foregoing provisions of this Section 9.3, unless otherwise required by law, if the Shareholder (or a qualified representative of the Shareholder) does not appear at the General Meeting to present a nomination or proposed business or does not provide the information required by Section 9.3.3, including any required supplement thereto, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Company.

9.3.10    For purposes of this Section 9.3, to be considered a qualified representative of the Shareholder, a person must be a duly authorised officer, manager or partner of such Shareholder or must be authorised by a writing executed by such Shareholder or an electronic transmission delivered by such Shareholder to act for such Shareholder as proxy at the meeting of Shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Shareholders.

9.4         Proceedings at a General Meeting

9.4.1      Each Share is entitled to one (1) vote.

9.4.2      Except as otherwise required by law or by the Articles, resolutions at a duly convened General Meeting will be passed by a simple majority of those present or represented and voting.  Action may only be taken at a General Meeting if at least fifty per cent (50%) of the Shares are represented.   If a quorum shall fail to attend a General Meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date and time.

9.4.3      An Extraordinary General Meeting may only amend the Articles if at least fifty per cent (50%) of the Shares are represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second Extraordinary General Meeting shall be convened by means of notices published in accordance with Section 9.2.2 of these Articles. Resolutions at the second Extraordinary General Meeting shall be valid regardless of the proportion of the share capital represented at that meeting. At both Extraordinary General Meetings, resolutions must be adopted by at least two-thirds (2/3) of the votes cast.

9.4.4      Any change in the nationality of the Company must be adopted by at least two-thirds (2/3) of the votes cast at a quorate meeting of shareholders.  Any increase in a Shareholder’s commitment in the Company in excess of the par value of its Shares shall require the unanimous consent of the Shareholders.

9.4.5      Every Shareholder shall have the right to ask questions related to items on the agenda of the General Meeting. The Board shall answer questions put to it by Shareholders subject to measures which it may take to ensure the identification of Shareholders, the good order of General Meetings and their preparation and the protection of confidentiality and the Company’s business interests.

The Board may provide one (1) overall answer to questions having the same content.  Where the relevant information is available on the website of the Company in a question and answer format, the Board shall be deemed to have answered the questions asked by referring to the website.

9.4.6      Without prejudice to Section 9.2.4(b)(ii), a Shareholder may act at any General Meeting by appointing any other natural or legal person who need not be a Shareholder as its proxy in writing whether in original, by telefax, or e-mail to which an electronic signature (which is valid under Luxembourg law) is affixed. Such proxy shall enjoy the same rights to speak and ask questions during the General Meeting as those to which the Shareholder thus represented would be entitled. A Shareholder acting as a proxy shall be entitled to vote the Shares of the Shareholder he represents in addition to the vote of his own Shares. All the proxies must be received by the Board before the relevant resolution is put to a vote. A person acting as proxy may represent more than one (1) Shareholder.

9.4.7      The rights of a Shareholder to participate in a General Meeting and to vote in respect of any of his Shares are not subject to any requirement that his Shares be deposited with, or transferred to, or registered in the name of, another natural or legal person before the General Meeting.

9.4.8      The rights of a Shareholder to sell or otherwise transfer his Shares during the period between the Record Date (as defined in Section 9.4.9) below and the General Meeting to which it applies are not subject to any restriction to which they are not subject at other times.

9.4.9      The right of a Shareholder to participate in a General Meeting and exercise voting rights attached to its Shares are determined by reference to the number of Shares held by such Shareholder at midnight (00:00) on the day falling fourteen (14) days before the date of the General Meeting or such other day set by the Board and included in the Convening Notice (the Record Date). Each Shareholder shall, on or before the Record Date, indicate to the Company its intention to participate in person at the General Meeting. The Company determines the manner in which this declaration is made. For each Shareholder who indicates his intention to participate in the General Meeting, the Company records his name or corporate denomination and address or registered office, the number of Shares held by him on the Record Date and a description of the documents establishing the holding of Shares on that date.

9.4.10    Proof of the qualification as a Shareholder may be subject only to such requirements as are necessary to ensure the identification of Shareholders and only to the extent that they are proportionate to achieving that objective.

9.4.11    If all the Shareholders are present or represented at a General Meeting, and consider themselves as being duly convened and informed of the agenda of the General Meeting, the General Meeting may be held without prior notice.

9.4.12    The Board may determine any other conditions that must be fulfilled by the Shareholders for them to take part in any General Meeting in person or in proxy.

9.4.13    The Board shall elect a chairman of the General Meeting. The chairman shall appoint a secretary and scrutineer. The chairman, the secretary and the scrutineer form the General Meeting's bureau.

9.4.14    The minutes of the General Meeting will be signed by the members of the bureau of the General Meeting and by any Shareholder who wishes to do so.

9.4.15    However, in case decisions of the General Meeting have to be certified, copies or extracts for use in court or elsewhere, they must be signed by the Chairman or by any two (2) Directors.

9.4.16    Within fifteen (15) days following the date of the General Meeting, the Company shall publish on its website the results of the votes passed at the General Meeting, including the number of Shares for which votes have been validly cast and the proportion of capital represented by such validly cast votes, the total number of votes validly cast, the number of votes cast for and against each resolution and, where applicable, the number of abstentions.

V. ANNUAL ACCOUNTS - ALLOCATION OF PROFITS - SUPERVISION

10          Financial year and approval of annual accounts

10.1       The financial year begins on the first (1st) of January of each year and ends on the thirty-first (31st) of December of each year.

10.2       Each year, the Board must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by the officers, Directors.

10.3       One month before the annual General Meeting, the Board shall provide the Authorised Statutory Auditors (as defined in Section 11), with a report on, and documentary evidence of, the Company’s operations. The Authorised Statutory Auditors (as defined in Section 11) shall then prepare a report to the Shareholders in accordance with the law.

10.4       The annual General Meeting shall be held at the registered office of the Company or in any other place within the municipality of the registered office, as may be specified in the notice of the meeting, on the first Monday of June of each year at 2 p.m. or at such other date and time within six (6) months of the end of the financial year specified by the Board. If that day is a legal holiday in Luxembourg, the annual General Meeting shall be held on the following Business Day.

11          Auditors

11.1       The Company’s annual accounts and any consolidated financial statements as required to be prepared by law (Accounts) shall be drawn up in accordance with the applicable accounting standards and the law, and such Accounts shall be audited at least once in every year by an individual, partnership or company appointed as the réviseur d’entreprises agréé of the Company and taken from those members of the Institut des Réviseurs d'Entreprises of Luxembourg, that are authorised to perform audits by the Luxembourg Commission de Surveillance du Secteur Financier (the Authorised Statutory Auditor).

11.2       The Authorised Statutory Auditor (réviseur d’entreprises agréé) shall be elected by the General Meeting for a term not exceeding six (6) years and shall be eligible for re-appointment.

12          Allocation of profits

12.1       Five per cent. (5%) of the Company’s annual net profits shall be allocated to the reserve required by law (the Legal Reserve) until such requirements is no longer necessary. This requirement ceases to be compulsory when the Legal Reserve reaches an amount of ten per cent. (10%) of the Company’s issued share capital, but shall again be compulsory if the Legal Reserve falls below the amount of ten per cent. (10%) of the Company’s issued share capital.

12.2       The General Meeting shall determine the allocation of the remaining balance of the annual net profits. The General Meeting may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

12.3       Interim dividends may be distributed, subject to the following conditions:

(a)     the Board must draw up interim accounts;

(b)     the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(c)     within two (2) months of the date of the interim accounts, the Board must resolve to distribute the interim dividends; and

(d)     the Authorised Statutory Auditor must prepare a report addressed to the Board which must verify whether the above conditions have been met.

VI. DISSOLUTION – LIQUIDATION

13          Dissolution - Liquidation

The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting shall appoint one (1) or more liquidators, who need not be Shareholders, to carry out the liquidation, and shall determine their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators shall have full power to realise the Company’s assets and pay its liabilities.

VII. GENERAL provision

14          General provision

14.1       Notices and communications may be made or waived and circular resolutions may be evidenced in writing, by fax, email or any other means of electronic communication.

14.2       Powers of attorney may be granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a Director, in accordance with such conditions as may be accepted by the Board.

14.3       Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference may appear on one (1) original or several counterparts of the same document, all of which taken together shall constitute one (1) and the same document.

14.4       All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the Shareholders from time to time.